EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Senior Vice President, Chief
Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES RECORD 2007 RESULTS

Company Provides Guidance for 2008 Earnings
RALEIGH, North Carolina (February 5, 2008) — Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the fourth quarter and year ended December 31, 2007, and provided guidance for 2008. Notable items for 2007 were:
For the quarter:
•	Earnings per diluted share of $1.33 compared with $1.36 for the prior year;
•	Net sales of $475.1 million, up 1% compared with the prior year;
•	Heritage aggregates product line pricing up 5.5%, offsetting a 5% volume decline; geographic mix negatively affected pricing by 150 basis points;
•	Consolidated operating margin excluding freight and delivery revenues of 21.2% compared with 21.9% in the prior-year quarter, reflecting weak December volume and high energy costs;
•	Repurchased 604,000 shares for $80 million at an average cost of $132.43 per share.
For the year:
•	Record earnings per diluted share of $6.06 compared with $5.29 for the prior year;
•	Record net sales of $1.97 billion, up 2% compared with the prior year;
•	Record consolidated operating margin excluding freight and delivery revenues of 22.0% compared with 20.2% for the prior year, an improvement of 180 basis points;
•	Heritage aggregates product line pricing up 10%, offsetting an 8% volume decline;
•	Repurchased 4.2 million shares for $575 million at an average price of $137.30 per share;
•	Record return on equity of 24%.
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We concluded 2007 with record net sales, operating margin, net earnings and earnings per share in a tough economic environment. We were also on track toward a record fourth quarter until December when significant weather issues in the Mideast, Midwest, and Carolina areas created a 19% drop in volume. Volume in October and November was up nearly 1% over the comparable months of 2006. Pricing in the aggregates product line remained positive for the quarter, but the rate of increase was reduced about 150 basis points based on a heavier-than-usual geographic mix in lower-price areas in the West. The quarter
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MLM Reports Fourth-Quarter Results

February 5, 2008
was also negatively affected by the volatility of fuel prices. In the Aggregates business, the rising cost of diesel fuel and liquid asphalt reduced earnings per diluted share by $0.09 for the quarter. Fourth-quarter sales in the Specialty Products business were flat as a result of declining dolomitic lime volumes. Earnings from operations of $8.4 million increased nearly $5 million compared with the prior-year period, which included a $3.8 million charge related to the exit of our composite truck trailer business. On a consolidated basis, earnings per diluted share of $1.33 for the quarter compared with $1.36 in the comparable 2006 period.
“Selling, general and administrative expenses declined 5%, or $2 million, during the quarter and were 7.6% as a percentage of net sales. During the quarter, we further reduced our SG&A headcount by 40 people as we continue to centralize and refine how we operate.
“For the full year 2007, we were able to overcome an 8% volume decline in our heritage aggregates product line with positive pricing of over 10% and good cost management. Our Specialty Products business made a strong contribution with earnings from operations up 46%. Net earnings for the year were $263 million, a 7% increase over 2006, with consolidated operating margin excluding freight and delivery revenues increasing 180 basis points. The 2007 operating margin improvement, when coupled with improvements in 2006, contributed to a 440-basis-point increase in operating margin excluding freight and delivery revenues since 2005. Record net sales of $1.97 billion compared with $1.93 billion in 2006. Earnings per diluted share reached a record $6.06, an increase of 15% over the $5.29 reported in 2006. Return on equity increased 370 basis points to 24%.
“For the year, selling, general and administrative expenses were 7.9% of net sales, compared with 7.6% in 2006. The increase resulted from $6.2 million in increased share-based incentive compensation. Selling, general and administrative expenses for 2007 increased less than 2%, excluding the higher incentive compensation.
“Cash flow (net cash provided by operating activities) increased 17% to $396 million for the year, which supported capital expenditures of $265 million for internal growth projects and acquisition of additional reserve properties, as well as share repurchases. We began work on a major plant project in the Augusta, Georgia, area during the fourth quarter, with completion expected in early 2009. This project, which is the first of a series along the geological fall line in Georgia, will increase capacity at Augusta from 2 million to 6 million tons annually, and is expected to reduce production costs on a per-ton basis. Additional borrowings, coupled with available free cash flow, were used to acquire 4.2 million shares of our common stock. We have repurchased more than 18% of our common shares that were outstanding at the beginning of 2005. We continue to focus on deploying capital and using reasonable, but prudent, leverage in a manner that supports our overriding objective of creating shareholder value. Our priorities remain consistent in that we will continue to invest in internal, organic growth opportunities that improve operational performance or extend our mineral reserve base; opportunistically invest in strategic, value-creating acquisitions; and return available free cash flow to shareholders through sustainable dividends and share repurchase programs while maintaining an investment-grade rating.
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MLM Reports Fourth-Quarter Results

February 5, 2008
2008 Outlook
“We expect 2008 will be a challenging year as we deal with the uncertainty prevalent in the U.S. economy; however, demand for aggregate products in the infrastructure and commercial construction markets appears solid. Many states are exploring new funding alternatives, in addition to federal funding, to meet increasing demand for highways and roads and to mitigate congestion and commute times in urban areas. Commercial demand for industrial-related construction projects is steady and generally low vacancy rates in many of our markets support the fact that office space is not overbuilt. Retail commercial construction is slowing, but demand over the near term should be supported as commercial building catches up with the extended residential buildout. Residential construction is expected to continue to decline, but the recent interest rate cuts by the Federal Reserve Bank should create better conditions in the second half of 2008 and into 2009. However, we do not expect growth in the homebuilding sector to materialize in a significant way until late 2009 or 2010. By contrast, we expect solid growth for chemical-grade aggregates used for flue gas desulfurization and in agriculture lime, as well as ballast used in railroad maintenance. We are also seeing significant demand for new wind farm projects and continuing construction of ethanol plants. In our Specialty Products segment, we expect magnesia-based chemicals products demand to steadily increase as industries focus on clean air, clean water, and other green initiatives. Dolomitic lime demand used in both our chemicals products and as a fluxing agent in steel production should see solid volume growth in 2008.
“The overriding drivers of our performance for 2008 will depend upon a number of macroeconomic factors. Our current view is weighted toward a stabilization of the economy during the second half of 2008, which we believe could provide impetus for increased construction activity to address the underlying demand in the infrastructure and commercial markets and result in an increase in aggregates volumes.
“After careful consideration with respect to the many factors that can affect our performance, especially over the short term, we have decided that we will continue to provide annual earnings guidance, but will eliminate quarterly guidance. We believe that providing annual earnings guidance is more consistent with the approach we take in running our business and provides investors with a view that better aligns them with management’s own performance objectives, all of which are based on annual, versus quarterly, targets. If, during the course of the year, events cause us to view the year’s performance as being materially different from the guidance we have provided, we will update the guidance as warranted. Also during the course of the year, we will continue to provide quarterly insight into the volume and price drivers that could affect our performance.
“We expect 2008 aggregates volumes will range from up 1% to down 3% and the rate of price increase will be in a range from 5.5% to 7.5%. The relationship between volume and the rate of pricing growth is co-dependent. As volumes increase or decrease, the rate of pricing growth will tend to increase or decrease, but with a lag factor. Our Specialty Products segment, which includes magnesia chemicals, dolomitic lime and targeted activity in structural composites, is expected to contribute $36 million to $38 million in pretax earnings compared with $33 million in 2007.
“In this context, we currently expect record net earnings per diluted share, in a range of $6.25 to $7.00 for 2008,” Zelnak concluded.
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MLM Reports Fourth-Quarter Results

February 5, 2008
Risks To Earnings Expectations
The 2008 estimated earnings range includes management’s assessment of the likelihood of certain risk factors that will affect performance within the range. The most significant risk to 2008 earnings, whether within or outside current earnings expectations, will be, as previously noted, the performance of the United States economy and that performance’s effect on construction activity. Management has estimated its earnings range, assuming a stabilization of the United States economy in the second half of 2008. Should the second half 2008 stabilization not occur or if the decline anticipated in the first half 2008 is worse than currently expected, earnings could vary significantly.
Risks to the earnings range are primarily volume-related and include a greater-than-expected drop in demand as a result of the continued decline in residential construction, a decline in commercial construction, delays in infrastructure projects, or some combination thereof. Further, increased highway construction funding pressures as a result of either federal or state issues can affect profitability. Currently, North Carolina, Texas, and South Carolina are experiencing state-level funding pressures and these states may disproportionately affect profitability. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, the costs of repair and supply parts, and the start-up expenses for large-scale plant projects. The continued rising cost of diesel and other fuels increases production costs either directly through consumption or indirectly in the increased cost of energy-related consumables, namely steel, explosives, tires and conveyor belts. Sustained periods of diesel fuel cost at the current level will affect profitability. The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas and the Gulf Coast region. The business is also subject to weather-related risks that can significantly affect production schedules and profitability. Opportunities to reach the upper end of the earnings range depend on the aggregates product line demand exceeding expectations.
Risks to earnings outside of the range include a change in volume beyond current expectations as a result of economic events outside of the Corporation’s control. In addition to the impact on residential and commercial construction, the Corporation is exposed to risk in its earnings expectations from tightening credit markets, and the availability of and interest cost related to its commercial paper program, which is rated A-2 by Standards & Poor’s and P-2 by Moody’s. Commercial paper of $72,000,000 was outstanding at December 31, 2007.
Consolidated Financial Highlights
Net sales for the fourth quarter were $475.1 million, a 1% increase over the $470.3 million recorded in the fourth quarter of 2006. Earnings from operations for the fourth quarter of 2007 were $100.7 million compared with $102.9 million in 2006. Net earnings were $56.5 million, or $1.33 per diluted share, compared with 2006 fourth-quarter net earnings of $62.5 million, or $1.36 per diluted share.
Net sales for the year 2007 were $1.968 billion compared with $1.930 billion for 2006. Full-year earnings from operations increased 11% to $433.0 million in 2007 versus $390.5 million in 2006. Net earnings for 2007 were $262.7 million, or $6.06 per diluted share, compared with net earnings of $245.4 million, or $5.29 per diluted share, in 2006.
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MLM Reports Fourth-Quarter Results

February 5, 2008
Business Financial Highlights
Net sales for the Aggregates business for the fourth quarter were $438.1 million, a 1% increase over 2006 fourth-quarter sales of $433.3 million. Aggregates pricing at heritage locations was up 5.5% while volume decreased 4.9%. Including acquisitions and divestitures, aggregates pricing increased 5.5% and volume declined 5.5%. Earnings from operations for the quarter were $97.4 million in 2007 versus $108.6 million in the year-earlier period. For the year, net sales for the Aggregates business were $1.813 billion versus $1.779 billion in 2006. Earnings from operations for the full year were $431.8 million in 2007 compared with $399.6 million in 2006. For the full-year 2007, heritage aggregates pricing increased 10.3%, while volume was down 7.6%. Including acquisitions and divestitures, aggregates average selling price increased 10.4% while volume declined 8.1%.
Specialty Products’ fourth-quarter net sales were $37.0 million in both 2007 and 2006. Earnings from operations for the fourth quarter were $8.4 million compared with $3.4 million in the year-earlier period. For the full year, net sales were $154.4 million and earnings from operations were $32.9 million in 2007 compared with net sales of $150.7 million and earnings from operations of $22.5 million in 2006.
Conference Call Information
The Corporation will host an online Web simulcast of its fourth-quarter 2007 earnings conference call later today (February 5, 2008). The live broadcast of Martin Marietta Materials’ conference call will begin at 2:00 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s Web site: www.martinmarietta.com.
For those investors without online web access, the conference call may also be accessed by calling 877-604-9675, confirmation number 9324538.
Martin Marietta Materials is a leading producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, refer to the Corporation’s Web site at www.martinmarietta.com.
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MLM Reports Fourth-Quarter Results

February 5, 2008

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the performance of the United States economy and assumed stabilization in the second half of 2008; the level and timing of federal and state transportation funding, particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Texas and South Carolina, which when coupled with North Carolina, represented 46% of 2007 net sales in the Aggregates business; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the residential construction market and the slowing growth rate in commercial construction, notably office and retail space; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to Spring or the early onset of winter and the impact of the drought in the Southeastern United States; the volatility of fuel costs; particularly diesel fuel, and the impact on the cost of other consumable, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy costs and higher volumes of rail and water shipments; continued strength in the steel industry markets served by the Corporation’s dolomitic lime products; successful development and implementation of the structural composite technological process, commercialization of strategic products for specific market segments, and the generation of earnings streams sufficient enough to support the recorded assets of the structural composites product line; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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Exhibit 99.1
MLM Reports Fourth-Quarter Results

February 5, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$475.1	$470.3	$1,967.6	$1,929.7
Freight and delivery revenues	60.9	58.7	239.5	261.4

Total revenues	536.0	529.0	2,207.1	2,191.1

Cost of sales	344.5	332.3	1,396.6	1,404.4
Freight and delivery costs	60.9	58.7	239.5	261.4

Cost of revenues	405.4	391.0	1,636.1	1,665.8

Gross profit	130.6	138.0	571.0	525.3

Selling, general and administrative expenses	36.2	38.1	155.2	146.7
Research and development	0.3	0.3	0.9	0.7
Other operating (income) and expenses, net	(6.6)	(3.3)	(18.1)	(12.6)

Earnings from operations	100.7	102.9	433.0	390.5

Interest expense	15.8	10.6	60.9	40.4
Other nonoperating (income) and expenses, net	(1.4)	(0.8)	(6.5)	(2.9)

Earnings before taxes on income	86.3	93.1	378.6	353.0
Income tax expense	29.5	30.3	116.1	107.6

Earnings from continuing operations	56.8	62.8	262.5	245.4

Discontinued operations:
(Loss) Gain on discontinued operations, net of related tax (benefit) expense of $(0.1), $(0.2), $0.5 and $0.2, respectively	(0.3)	(0.3)	0.2	—

Net Earnings	$56.5	$62.5	$262.7	$245.4

Net earnings (loss) per share:
Basic from continuing operations	$1.36	$1.39	$6.15	$5.40
Discontinued operations	(0.01)	(0.01)	0.01	—

	$1.35	$1.38	$6.16	$5.40

Diluted from continuing operations	$1.34	$1.37	$6.05	$5.29
Discontinued operations	(0.01)	(0.01)	0.01	—

	$1.33	$1.36	$6.06	$5.29

Dividends per share	$0.345	$0.275	$1.24	$1.01

Average number of shares outstanding:
Basic	41.8	45.1	42.7	45.5

Diluted	42.5	45.9	43.3	46.4

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MLM Reports Fourth-Quarter Results

February 5, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales:
Aggregates Business:
Mideast Group	$157.8	$166.1	$682.5	$662.1
Southeast Group	110.2	114.3	457.9	455.8
West Group	170.1	152.9	672.8	661.1

Total Aggregates Business	438.1	433.3	1,813.2	1,779.0
Specialty Products	37.0	37.0	154.4	150.7

Total	$475.1	$470.3	$1,967.6	$1,929.7

Gross profit:
Aggregates Business:
Mideast Group	$67.0	$68.7	$287.9	$259.9
Southeast Group	22.2	32.4	107.9	96.4
West Group	33.8	34.3	136.4	143.3

Total Aggregates Business	123.0	135.4	532.2	499.6
Specialty Products	10.6	6.2	43.4	33.5
Corporate	(3.0)	(3.6)	(4.6)	(7.8)

Total	$130.6	$138.0	$571.0	$525.3

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$11.5	$11.2	$45.7	$43.6
Southeast Group	6.8	6.4	25.9	24.0
West Group	11.7	11.3	46.2	45.0

Total Aggregates Business	30.0	28.9	117.8	112.6
Specialty Products	2.4	2.8	10.3	11.0
Corporate	3.8	6.4	27.1	23.1

Total	$36.2	$38.1	$155.2	$146.7

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$57.7	$58.7	$246.6	$224.0
Southeast Group	15.7	25.6	84.2	73.1
West Group	24.0	24.3	101.0	102.5

Total Aggregates Business	97.4	108.6	431.8	399.6
Specialty Products	8.4	3.4	32.9	22.5
Corporate	(5.1)	(9.1)	(31.7)	(31.6)

Total	$100.7	$102.9	$433.0	$390.5

Depreciation	$37.5	$35.4	$142.9	$130.6
Depletion	1.1	1.7	4.5	6.2
Amortization	0.7	1.6	2.9	4.6

	$39.3	$38.7	$150.3	$141.4

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MLM Reports Fourth-Quarter Results

February 5, 2008
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	December 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$20.0	$32.3
Accounts receivable, net	245.8	242.4
Inventories, net	286.9	256.3
Other current assets	73.3	61.3
Property, plant and equipment, net	1,433.6	1,295.5
Other noncurrent assets	40.1	37.1
Intangible assets, net	584.1	581.5

Total assets	$2,683.8	$2,506.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt, commercial paper and line of credit	$276.1	$126.0
Other current liabilities	230.5	189.1
Long-term debt (excluding current maturities)	848.2	579.3
Other noncurrent liabilities	383.0	358.0
Shareholders’ equity	946.0	1,254.0

Total liabilities and shareholders’ equity	$2,683.8	$2,506.4

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MLM Reports Fourth-Quarter Results

February 5, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Year Ended
	December 31,
	2007	2006
Net earnings	$262.7	$245.4
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation, depletion and amortization	150.3	141.4
Stock-based compensation expense	19.7	13.4
Excess tax benefits from stock-based compensation transactions	(23.3)	(17.5)
Gains on divestitures and sales of assets	(11.3)	(7.9)
Deferred income taxes	8.8	17.2
Other items, net	(7.6)	(4.8)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(3.3)	(17.4)
Inventories, net	(31.5)	(33.7)
Accounts payable	1.5	(8.2)
Other assets and liabilities, net	29.6	10.3

Net cash provided by operating activities	395.6	338.2

Investing activities:
Additions to property, plant and equipment	(264.9)	(266.0)
Acquisitions, net	(12.2)	(3.0)
Proceeds from divestitures and sales of assets	21.1	30.6
Proceeds from sale of investments	—	25.0
Railcar construction advances	—	(32.1)
Repayment of railcar construction advances	—	32.1

Net cash used for investing activities	(256.0)	(213.4)

Financing activities:
Borrowings of long-term debt	472.0	—
Repayments of long-term debt and payments on capital lease obligations	(125.7)	(0.6)
Net borrowings of commercial paper and line of credit	71.5	0.5
Debt issuance costs	(0.8)	—
Change in bank overdraft	(2.0)	1.1
Dividends paid	(53.6)	(46.4)
Repurchases of common stock	(551.2)	(172.9)
Issuances of common stock	14.6	31.6
Excess tax benefits from stock-based compensation transactions	23.3	17.5

Net cash used for financing activities	(151.9)	(169.2)

Net decrease in cash and cash equivalents	(12.3)	(44.4)
Cash and cash equivalents, beginning of period	32.3	76.7

Cash and cash equivalents, end of period	$20.0	$32.3

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MLM Reports Fourth-Quarter Results

February 5, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2007		December 31, 2007
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	(16.2%)	13.3%	(10.3%)	15.0%
Southeast Group	(6.9%)	4.0%	(10.2%)	12.2%
West Group	8.9%	1.3%	(3.2%)	4.9%
Heritage Aggregates Operations	(4.9%)	5.5%	(7.6%)	10.3%
Aggregates Product Line (3)	(5.5%)	5.5%	(8.1%)	10.4%

	Three Months Ended		Year Ended
	December 31,		December 31,
Shipments	2007	2006	2007	2006
Heritage Aggregates Product Line: (2)
Mideast Group	15,233	18,188	66,512	74,170
Southeast Group	10,471	11,252	43,124	48,023
West Group	18,255	16,764	71,563	73,959

Heritage Aggregates Operations	43,959	46,204	181,199	196,152
Acquisitions	111	—	349	—
Divestitures (4)	57	491	778	2,338

Aggregates Product Line (3)	44,127	46,695	182,326	198,490

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

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MLM Reports Fourth-Quarter Results

February 7, 2008
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three months and year ended December 31, 2007 and 2006 in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Gross Margin in Accordance with Generally Accepted Accounting Principles
Gross profit	$130.6	$138.0	$571.0	$525.3

Total revenues	$536.0	$529.0	$2,207.1	$2,191.1

Gross margin	24.4%	26.1%	25.9%	24.0%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Gross Margin Excluding Freight and Delivery Revenues
Gross profit	$130.6	$138.0	$571.0	$525.3

Total revenues	$536.0	$529.0	$2,207.1	$2,191.1
Less: Freight and delivery revenues	(60.9)	(58.7)	(239.5)	(261.4)

Net sales	$475.1	$470.3	$1,967.6	$1,929.7

Gross margin excluding freight and delivery revenues	27.5%	29.3%	29.0%	27.2%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating Margin in Accordance with Generally Accepted Accounting Principles
Earnings from operations	$100.7	$102.9	$433.0	$390.5

Total revenues	$536.0	$529.0	$2,207.1	$2,191.1

Operating margin	18.8%	19.5%	19.6%	17.8%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating Margin Excluding Freight and Delivery Revenues
Earnings from operations	$100.7	$102.9	$433.0	$390.5

Total revenues	$536.0	$529.0	$2,207.1	$2,191.1
Less: Freight and delivery revenues	(60.9)	(58.7)	(239.5)	(261.4)

Net sales	$475.1	$470.3	$1,967.6	$1,929.7

Operating margin excluding freight and delivery revenues	21.2%	21.9%	22.0%	20.2%

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MLM Reports Fourth-Quarter Results

February 5, 2008
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$141.1	$141.9	$590.6	$535.0

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net Cash Provided by Operating Activities	$122.8	$128.5	$395.6	$338.2
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	(26.9)	(11.9)	3.7	49.0
Other items, net	(0.1)	(15.4)	13.8	(0.4)
Income tax expense, continuing and discontinued operations	29.5	30.1	116.6	107.8
Interest expense	15.8	10.6	60.9	40.4

EBITDA	$141.1	$141.9	$590.6	$535.0

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $250 million five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 2.75 to 1.00 as of the end of any fiscal quarter, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months at December 31, 2007. For supporting calculations, refer to Corporation’s Web site at www.martinmarietta.com.

Twelve-Month Period
January 1, 2007 to
December 31, 2007
Earnings from continuing operations	$262.5
Add back:
Interest expense	60.9
Income tax expense	116.1
Depreciation, depletion and amortization expense	148.4
Stock-based compensation expense	19.7
Deduct:
Interest income	(2.3)

Consolidated EBITDA, as defined	$605.3

Consolidated Debt at December 31, 2007	$1,124.3

Consolidated Debt-to-Consolidated EBITDA, as defined, at December 31, 2007 for the trailing twelve-month EBITDA	1.86

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MLM Reports Fourth-Quarter Results

February 5, 2008
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)
The increase in operating margin from 2005 to 2007 using the operating margin reported in the Corporation’s 2005 Annual Report to Shareholders is a non-GAAP measure as it excludes the effect of divestitures in 2006 and 2007. The Corporation used the 2005 operating margin as reported in the 2005 Annual Report to Shareholders as a baseline for its stated goal of increasing operating margin by 1,000 basis points over the five-year period ending December 31, 2010. The following reconciles operating margin and the increase in operating margin from 2005 to 2007 based on the presentation in the Corporation’s 2005 Annual Report to Shareholders to operating margin and the increase in operating margin in accordance with GAAP.

	For the Year Ended December 31, 2005
	As presented	Effects of
	in 2005	Divestitures in	In accordance
	Annual Report	2007 and 2006	with GAAP
Net Sales	$1,755,397	$(26,420)	$1,728,977

Operating Earnings	$308,707	$4,374	$313,081

Operating Margin	17.6%		18.1%

For the Year Ended
December 31, 2007
In accordance
with GAAP
Net Sales	$1,967,612

Operating Earnings	$433,030

Operating Margin	22.0%

Increase in Operating Margin from 2005 to 2007
Using 2005 as
Presented in	In accordance
2005 Annual Report	with GAAP
4.40%	3.90%

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